UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(RULE 14A-101)

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SCHEDULE 14A INFORMATION

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PIEDMONT OFFICE REALTY TRUST, INC.

(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if other than Registrant)

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November 20, 2007

Dear Stockholder:

Our 2007 Annual Meeting of Stockholders is fast approaching.

I hope you have already received our 2007 Proxy Statement and Notice of the Annual Meeting. As part of this year’s proxy process, we are asking you to vote on several important items that your Board has unanimously recommended:

•	The re-election of your Board of Directors;

•	An extension of the liquidation date of the REIT beyond January 30, 2008; and

•	The approval of an adjournment or postponement of the Annual Meeting, if necessary, to solicit additional votes for a liquidation extension.

Your vote is very important and we urge you to VOTE TODAY.

There are a number of compelling reasons for the request to extend the proposed liquidity date:

•

The credit market turmoil has been well-publicized and its negative impact on stock prices for the publicly traded REIT market has been dramatic. This downward movement of REIT stock prices is why so many publicly traded office REITs are actively repurchasing their own stocks today.

•

As we indicated on page 10 of our Proxy Statement, we believe that listing our stock on a public exchange under these current market conditions could adversely affect the perceived fundamental long-term value of the company, from not only the perspective of current investors, but also potential acquirers. Therefore, as we await the stabilization of the markets, the Board has indicated we will reinstate our share redemption program in the fourth quarter for shareholders needing immediate liquidity.

•

An extension of the liquidation date does not prevent the Board from listing, liquidating the portfolio, selling the company, or from pursuing any other liquidity option sooner. In fact, the Board remains committed to a liquidity event as soon as strategically practical — one that ensures that our stockholders receive fair value for their investments.

•

Despite the downturn in the public equity markets and turmoil in the credit markets, our balance sheet is strong. We have high-quality assets, excellent creditworthy tenants, and stable, long-term leases. Our debt ratios are lower than the vast majority of the publicly traded office REITs. We also have considerable capital resources that provide us with the financial capacity to grow our portfolio and improve our profitability.

Therefore your six-member Board, which has five independent members, has unanimously determined that listing our stock today could have a negative impact on the value of your Company.

Your Board is recommending that all stockholders vote “FOR” this very important proposal — one which we believe is in the best interest of all stockholders. This decision comes after a thorough and extensive review of all options, done with the help of our independent financial advisors, J.P. Morgan Securities, Inc. and Morgan Stanley & Co. Incorporated.

Continued on reverse

6200 The Corners Parkway | Suite 500 | Norcross, GA 30092 | Main 800.557.4830 | www.piedmontreit.com

We ask that you review our 2007 Proxy Statement thoroughly and submit your vote as soon as possible in advance of the Annual Meeting on December 13, 2007. You may vote by proxy via the Internet, telephone (toll-free), or by completing and mailing the enclosed proxy card. Voting instructions can be found on the proxy card. Please consider online or telephone voting, which can reduce expenses for your Piedmont investment.

If you have any questions, please call your financial representative or call a Piedmont Investor Services Specialist at 800-557-4830, Monday through Thursday, 8:15 a.m. to 6:30 p.m., and Friday, 8:15 a.m. to 5:30 p.m. (ET). Investor Services also may be reached via e-mail at investor.services@PiedmontREIT.com. To view our latest company regulatory filings and updates, including Form 8-K filings, please visit our Web site at www.PiedmontREIT.com.

Thank you for your support as a REIT investor. We greatly value our relationship with you and will continue to keep you informed in the days ahead regarding your investment.

Sincerely,

/s/ Donald A. Miller
Donald A. Miller, CFA
Chief Executive Officer
Piedmont Office Realty Trust, Inc.
(f/k/a Wells Real Estate Investment Trust, Inc.)

Enclosure

Disclosures

This correspondence may contain forward-looking statements about Piedmont Office Realty Trust, Inc. Such forward-looking statements can generally be identified by our use of forward-looking terminology such as “may,” “will,” “expect,” “intend,” “anticipate,” “estimate,” “believe,” or other similar words. Readers of this correspondence should be aware that there are various factors, many of which are beyond the control of Piedmont, that could cause actual results to differ materially from any forward-looking statements made in this correspondence, which include changes in general economic conditions, changes in real estate conditions, increases in interest rates, the potential need to fund capital expenditures out of operating cash flow, and lack of availability of financing or capital proceeds. Accordingly, readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this correspondence. Piedmont does not make any representations or warranties (expressed or implied) about the accuracy of any such forward-looking statements.